EXECUTION VERSION

AMENDMENT NO. 4 TO LEASE

THIS AMENDMENT NO. 4 TO LEASE ("**Amendment No. 4**") is made as of the 29th day of March, 2018 ("**Effective Date**"), by and between SQUARE 54 OFFICE OWNER LLC, a Delaware limited liability company ("**Landlord**"), and VANDA PHARMACEUTICALS INC., a Delaware corporation ("**Tenant**").

WITNESSETH:

WHEREAS, by Lease dated as of July 25, 2011 (the "**Initial Lease**"), as amended by that Amendment No. 1 to Lease dated as of March 18, 2014 ("**Amendment No. 1**"), and that Amendment No. 2 to Lease dated as of June 20, 2016 ("**Amendment No. 2**"), and that Amendment No. 3 to Lease dated as of March 28, 2018 ("**Amendment No. 3**") (the Initial Lease, Amendment No. 1, Amendment No. 2 and Amendment No. 3 collectively, the "**Lease**"), Landlord is leasing to Tenant thirty-three thousand five hundred thirty-four (33,534) square feet of rentable area (the "**Premises**"), comprised of (i) twenty-one thousand four hundred (21,400) square feet of rentable area located on the third (3rd) floor ("**3rd Floor East Premises**"), (ii) eight thousand eight hundred sixty (8,860) square feet of rentable area located on the second (2nd) floor ("**2nd Floor East Premises**"), and (iii) three thousand two hundred seventy-four (3,274) square feet of rentable area located on the second (2nd) floor ("**Amendment No. 3 Expansion Space**"), all located in the East Tower of the building located at 2200 Pennsylvania Avenue, N.W., Washington, D.C. (the "**Building**"); and

WHEREAS, the Lease Term is scheduled to expire effective as of September 30, 2026 with respect to all portions of the Premises other than the Amendment No. 3 Expansion Space (for which the Lease Term is scheduled to expire effective as of July 31, 2028), and Landlord and Tenant desire to extend the Lease Term for the entire remainder of the Premises (i.e., the 3rd Floor East Premises and the 2nd Floor East Premises) for one (1) additional period of one (1) year and ten (10) months, so that the Lease Term with respect to the entire remainder of the Premises is coterminous with the Lease Term with respect to the Amendment No. 3 Expansion Space; and

WHEREAS, Landlord and Tenant desire to so amend the Lease to extend the Lease Term and to modify certain other terms of the Lease in accordance with and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the same meanings as provided for such terms in the Lease.

2. Lease Term. Notwithstanding anything to the contrary contained in the Lease, the Lease Term with respect to the entire Premises other than the Amendment No. 3 Expansion

Space (such portion of the Premises comprised of solely the 3rd Floor East Premises and the 2nd Floor East Premises being sometimes hereinafter referred to as the "**Remaining Premises**") hereby is extended for the Amendment No. 3 Renewal Term set forth in Amendment No. 3 and applicable with respect to the Amendment No. 3 Expansion Space (i.e., the period commencing on October 1, 2026 (also referred to as the Amendment No. 3 Renewal Commencement Date) and expiring on July 31, 2028 (also referred to as the Amendment No. 3 Renewal Expiration Date), unless extended or earlier terminated pursuant to the terms of the Lease (as amended hereby). Tenant acknowledges that the Lease (as amended hereby) contains no right or option whatsoever for Tenant to renew or extend the Lease Term with respect to the Remaining Premises beyond the Amendment No. 3 Renewal Expiration Date, except as otherwise set forth in Rider No. 1 to the Original Lease (as modified by Paragraph 6 below), or to terminate the Lease Term with respect to the Remaining Premises prior to the Amendment No. 3 Renewal Expiration Date.

3. Base Rent.

(a) (i) Commencing on the Amendment No. 3 Renewal Commencement Date (i.e., October 1, 2026) and continuing thereafter during the Lease Term (as extended hereby through the Amendment No. 3 Renewal Expiration Date), Tenant shall pay to Landlord as annual base rent for the 3rd Floor East Premises, net of all Operating Expenses, without set off, deduction or demand and in accordance with the terms and conditions of Article III of the Initial Lease, an amount equal to the product of Sixty-Six and 40/100 Dollars ($66.40), multiplied by the total number of square feet of rentable area in the 3rd Floor East Premises, which amount shall be increased as provided in Paragraph 3(a)(ii) below.

(ii) Commencing on April 1, 2027, and on each April 1 thereafter during the Amendment No. 3 Renewal Term, the annual base rent for the 3rd Floor East Premises shall be increased by two and fifty hundredths percent (2.50%) of the amount of annual base rent payable for the 3rd Floor East Premises for the preceding Lease Year.

(iii) Based on the foregoing, the Annual Base Rent and Monthly Base Rent payable for the 3rd Floor East Premises during the Amendment No. 3 Renewal Term shall be as follows:

Period During Amendment No. 3 Renewal Term	Base Rate/RSF For 3rd Floor East Premises	Annual Base Rent for 3rd Floor East Premises*	Monthly Base Rent for 3rd Floor East Premises
10/1/26 – 3/31/27	$66.40	$1,420,959.96	$118,413.33
4/1/27 – 3/31/28	$68.06	$1,456,484.04	$121,373.67
4/1/28 – 7/31/28	$69.76	$1,492,863.96*	$124,405.33

*based on 12 full calendar months

(b) (i) Commencing on the Amendment No. 3 Renewal Commencement Date (i.e., October 1, 2026) and continuing thereafter during the Lease Term (as extended hereby through the Amendment No. 3 Renewal Expiration Date), Tenant shall pay to Landlord as annual

base rent for the 2nd Floor East Premises, net of all Operating Expenses, without set off, deduction or demand and in accordance with the terms and conditions of Article III of the Initial Lease, an amount equal to the product of Fifty-Seven and 83/100 Dollars ($57.83), multiplied by the total number of square feet of rentable area in the 2nd Floor East Premises, which amount shall be increased as provided in Paragraph 3(b)(ii) below.

(ii) Commencing on September 1, 2027, the annual base rent for the 2nd Floor East Premises shall be increased by two and fifty hundredths percent (2.50%) of the amount of annual base rent payable for the 2nd Floor East Premises for the preceding Lease Year.

(iii) Based on the foregoing, the Annual Base Rent and Monthly Base Rent payable for the 2nd Floor East Premises during the Amendment No. 3 Renewal Term shall be as follows:

Period During Amendment No. 3 Renewal Term	Base Rate/RSF For 2nd Floor East Premises	Annual Base Rent for 2nd Floor East Premises*	Monthly Base Rent for 2nd Floor East Premises
10/1/26 – 8/31/27	$57.83	$512,373.84	$42,697.82
9/1/27 – 7/31/28	$59.28	$525,220.80*	$43,768.40

*based on 12 full calendar months

4. Operating Expenses. During the Amendment No. 3 Renewal Term, Tenant shall continue to pay its proportionate share, with respect to the 3rd Floor East Premises and the 2nd Floor East Premises (i.e., the Remaining Premises), of the Operating Expenses incurred by Landlord in connection with the management, operation and ownership of the Building, pursuant to the terms set forth in Article IV of the Initial Lease.

5. Condition. Tenant shall accept and continue to occupy the Remaining Premises in its then "as is" condition as of the Amendment No. 3 Renewal Commencement Date. Landlord is under no obligation to make any alterations or improvements in or to any part of the Remaining Premises or to pay any allowance with respect to Alterations to be made by Tenant in the Remaining Premises in connection with the extension of the Lease Term for the Remaining Premises to include the Amendment No. 3 Renewal Term.

6. Renewal.

(a) Tenant shall maintain the right to extend the term of the Lease provided in **Rider No. 1** to the Initial Lease, as modified by Amendment No. 1, Amendment No. 2, and Amendment No. 3, effective upon the Amendment No. 3 Renewal Expiration Date; it being acknowledged and agreed, however, that such renewal right is subject and subordinate to the right of Hunton & Williams LLP (and its successors and assigns, as applicable "**HW**") to expand into the entire portion of the Premises located on the second (2nd) floor, and/or the entire portion of the Premises located on the third (3rd) floor, pursuant to expansion rights (including rights to first offer space) contained in the HW lease or pursuant to the mutual agreement of Landlord and

HW, in which event Tenant's renewal rights shall be applicable solely with respect to the entire portion of the Premises (if any) not so leased by HW.

(b) All other terms and conditions of the Renewal Term shall be in accordance with **Rider No. 1** to the Lease; provided however, the first sentence of Section 1(a) of **Rider No. 1** to Lease shall be amended to read as follows:

"1. (a) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice of the exercise thereof ("**Renewal Option Notice**") not less than twelve (12) months ("**Outside Notice Deadline**") and not more than fourteen (14) months prior to the Amendment No. 3 Renewal Expiration Date."

7. Ratification. Except as otherwise expressly modified by the terms of this Amendment No. 4, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Landlord and Tenant enforceable according to the terms thereof.

8. Broker. Landlord recognizes Savills Studley, Inc. (the "**Broker**") as the sole broker procuring this Amendment No. 4 and shall pay said Broker a commission pursuant to a separate agreement between said Broker and Landlord. Landlord and Tenant each represent and warrant to the other that, except as provided in the preceding sentence, neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment No. 4. Landlord and Tenant shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Landlord or Tenant or with whom Landlord or Tenant has dealt in connection with this Amendment No. 4, other than the Broker.

9. Authority.

(a) Tenant hereby represents and warrants to Landlord that Tenant is a duly organized and existing corporation and is in good standing under the laws of the State of Delaware and the District of Columbia, that all necessary corporate action has been taken to enter into this Amendment No. 4 and that the person signing this Amendment No. 4 on behalf of Tenant has been duly authorized to do so.

(b) Landlord hereby represents and warrants to Tenant that Landlord is a duly organized and existing limited liability company and is in good standing under the laws of the State of Delaware and the District of Columbia, that all necessary company action has been taken to enter into this Amendment No. 4 and that the person signing this Amendment No. 4 on behalf of Landlord has been duly authorized to do so.

10. Landlord and Tenant Representations and Acknowledgements.

(a) To the best of Tenant's knowledge, Landlord has performed all of its obligations under the Lease. To the best of Tenant's knowledge, Landlord is not in default under

the Lease as of the date hereof, and Tenant is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute an event of default by Landlord under the Lease. Tenant has no current claims, defenses or set-offs of any kind to the payment or performance of Tenant's obligations under the Lease. Nothing contained herein shall be deemed to waive any sums due from Tenant to Landlord, or any default or event which, with the passage of time or delivery of notice, or both, would constitute a default by Tenant under the Lease as of the date hereof.

(b) To the best of Landlord's knowledge, Tenant has performed all of its obligations under the Lease. To the best of Landlord's knowledge, Tenant is not in default under the Lease as of the date hereof, and Landlord is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute an event of default by Tenant under the Lease. Landlord has no current claims, defenses or set-offs of any kind to the payment or performance of Landlord's obligations under the Lease. Nothing contained herein shall be deemed to waive any sums due from Landlord to Tenant, or any default or event which, with the passage of time or delivery of notice, or both, would constitute a default by Landlord under the Lease as of the date hereof.

11. Mutual Negotiation. Landlord and Tenant each hereby covenants and agrees that each and every provision of this Amendment No. 4 has been jointly and mutually negotiated and authorized by both Landlord and Tenant, and in the event of any dispute arising out of any provision of this Amendment No. 4, Landlord and Tenant each does hereby waive any claim of authorship against the other party.

12. General Provisions. Landlord and Tenant agree that the terms and conditions of this Amendment No. 4 shall also be subject to the same provisions regarding confidentiality as are contained within Section 25.20 of the Initial Lease.

13. Binding Effect. This Amendment No. 4 shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment No. 4, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

*[REMAINDER OF PAGE INTENTIONALLY BLANK.
SIGNATURE PAGE FOLLOWS.]*

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 4 to Lease as of the date and year first above written.

LANDLORD:

SQUARE 54 OFFICE OWNER LLC,
a Delaware limited liability company

By: BP/DC PROPERTIES, INC.,
a Maryland corporation, its sole member and manager

By: /s/ Jonathan L. Kaylor [SEAL]
Name: Jonathan L. Kaylor
Title: Senior Vice President

TENANT:

VANDA PHARMACEUTICALS INC.,
a Delaware corporation

By: /s/ Mihael H. Polymeropoulos [SEAL]
Name: Mihael H. Polymeropoulos
Title: CEO